Exhibit 99.1

Byrna Technologies Announces Record Fourth Quarter Revenues of $16.0 Million up 43% from Q4 2021

ANDOVER, MA – December 6, 2022 – Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) today announced preliminary revenue expectations for its fiscal fourth quarter ended November 30, 2022 (“Q4 FY2022”) of $16.0 million, up 43% from $11.2 million in the fiscal fourth quarter (“Q4 FY2021") and up 29% from the prior quarter (“Q3 FY2022”). This is expected to be the second consecutive quarter of 43% year-over-year growth. Expected sales for the full fiscal year of 2022 (“FY2022”) came in at $48.0 million representing a year-over-year increase of 14%.

For Q4 FY2022, the preliminary sales breakdown was as follows:

●	Byrna.com / Byrna.ca / Byrna Retail Store Las Vegas - $7.4 million
●	Amazon.com - $1.8 million
●	Dealer / Distributor - $2.3 million
●	International (including Int’l Law Enforcement) - $4.2 million
●	Domestic Law Enforcement - $125 thousand
●	Fox Labs - $350 thousand

MANAGEMENT COMMENTARY

Holiday Sales Overview - We were extremely pleased with the strong demand we saw during the Black Friday / Cyber Monday (“BF/CM”) period. This year, orders on Byrna.com for the five-day period starting on Thanksgiving and ending on Cyber Monday, were $1,324,208, up 26% from the same period last year. Sessions were up 52% year-over-year, although average order value was down from $388.00 in 2021 to $342.00 in 2022. Our conversion rate remained unchanged at 2.64%.

We believe that the drop in average order value (AOV) was driven by both the introduction of lower price point products, such as the line of BGR self-defense sprays, and the site-wide discounts that Byrna offered consumers during the BF/CM period. It appears that while holiday shopping demand remains strong this year, consumers seem to be more focused on deals this year than they were last year when consumer products were in short supply.

While we saw very strong demand during the latter part of November, sales for the first few weeks of the month were softer than last year. We believe that this is because the holiday shopping season got off to a slower start than it did last year. With consumers less concerned about product shortages (due to supply chain issues and/or shipping delays last year), many consumers decided to keep their powder dry waiting for the big BF/CM sales. Now that the holiday shopping season is upon us, we expect to see continued strong demand in December, with holiday shopping continuing right up through Christmas week.

New Products - During the fourth quarter we kicked off production of both the Byrna LE launcher and our new less-lethal 12-gauge. We decided not to release either of these products during the fourth quarter as we had limited inventory and we didn’t want to distract consumers from our holiday offerings. We plan to officially debut these two new products at SHOT Show in Las Vegas in January.

SHOT Show is the largest U.S. trade show devoted to firearms and other self-defense products. The show itself is preceded by “Range Day” where the media and top industry executives can try out the new products that are debuting at SHOT Show. Byrna will have two booths at Range Day – one for our LE launcher and one for our new 12-gauge less-lethal ammunition. We expect both products to be extremely well received.

The Byrna LE launcher will be introduced as the cornerstone of Byrna’s new “Good / Better / Best” go-to-market strategy that Byrna will be rolling out at SHOT Show. The LE, which will be Byrna’s “best” launcher has 50% more power, 40% more shot capacity and 33% more range than the current best-in-class launcher – the Byrna SD. We expect to introduce the Byrna LE at a manufacturer’s suggested retail price (MSRP) of $469. At the same time, we will be introducing the Byrna EL (Essential Launcher or Entry Level Launcher). While the Byrna EL will be missing some of the bells and whistles of the SD, it will have similar performance to the SD and will retail for $299. By offering a launcher at a $299 MSRP, we can avoid having to discount the Byrna SD to go after the price sensitive segment of the market. This will allow Byrna to maintain greater pricing integrity.

As excited as we are with the new Byrna LE, we believe that the big news for 2023 will be Byrna’s less-lethal 12-gauge round. The shotgun generally (and the 12-gauge shotgun specifically) is the most commonly used weapon for home defense. Our mission is to turn these tens of millions of 12-gauge shotguns into safe, effective and reliable less-lethal weapons.

Less-lethal 12-gauge rounds have been available for years. The rounds, however, fall into one of two categories – inaccurate but generally less lethal or semi-accurate but often lethal. Byrna’s goal, in keeping with its mission of saving lives, was to design a projectile that is highly accurate, extremely effective, and yet carries less than 20 joules of energy. The result is Byrna’s patented 12-gauge fin-tail projectile.

Byrna’s .61-caliber round will be offered initially as a kinetic round (for training and self-defense). We plan to introduce a chemical irritant payload round (for self-defense) later in 2023. In both cases the round will weigh four grams (4g) and have a muzzle velocity of 320 fps, giving it a maximum joule energy of 19 joules, which, while painful, is well below the lethal threshold.

No one wants to take a life if they can avoid doing so. Byrna’s 12-gauge rounds gives shotgun owners the ability to defend themselves and their families without the need to employ lethal force, and without the need to purchase a new weapons platform or modify their existing shotgun. For the cost of one box of ammunition, shotgun owners will be able to transform their 12-gauge shotgun into an effective less-lethal self-defense platform.

As customary, Byrna will be issuing full year results along with our 10-K in early February, and we will schedule our earnings call shortly thereafter.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "will," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to expected revenue for the fourth fiscal quarter of 2022 and fiscal year 2022, including the expected breakdown of sales during the fourth fiscal quarter, expectations regarding demand during December 2022, the expected timing of the earnings call and earnings release for fiscal year 2022, the plans to introduce the new LE model launcher and 12-gauge projectile at SHOT Show, expected introduction of the EL model, expected retail prices for these products and implications regarding expected future sales volumes of these products as well as the plan to introduce a chemical irritant payload round for the 12 gauge projectile later in 2023. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, accounting adjustments or changes in estimates during preparation of the financial statements for the year ended November 30, 2022, prolonged, new, or exacerbated disruption of our supply chain, determinations by third party controlled distribution channels not to carry or reduce inventory of our products, and potential cancellations of existing or future orders including as a result of any fulfillment delays, delays in new product introductions, introduction of competing products, negative publicity, or other factors. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.  Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in our most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact:

Byrna Technologies Inc.

David North, Chief Financial Officer

dnorth@byrna.com